DEBT SETTLEMENT AGREEMENT

THIS DEBT SETTLEMENT AGREEMENT (hereinafter referred to as the "Agreement"), dated as of the August 27th, 2008, is entered into by and between CYBER MESH SYSTEMS INC., a corporation authorized and existing pursuant to the laws of the Province of British Columbia (the "Corporation"), and CYBERMESH INTERNATIONAL CORP., a corporation authorized and existing pursuant to the laws of the State of Nevada (the "Creditor").

WHEREAS, the Corporation owes the Creditor the amount of $100,000 USD (the “Indebtedness”) pursuant to a series of demand loans granted to the Corporation during the period commencing the month of August 2007 and ending the month of June 2008 totaling $100,000 USD, which were repayable on demand;

AND WHEREAS the Creditor has made a demand for payment;

AND WHEREAS the Corporation does not have the financial resources or capital to repay the Indebtedness and the Corporation has determined that it is unlikely that it will be in a financial position to retire the Indebtedness in the future.

AND WHEREAS, the Corporation and the Creditor desire to resolve the Indebtedness between them and to fully and finally settle the subject matter of the aforementioned Indebtedness and all claims which could be made in connection therewith.

AND WHEREAS the Corporation and the Creditor agree as repayment in full of the Indebtedness and any accrued interest, fees or penalties, the Corporation will transfer all the assets of the Corporation to the Creditor’s wholly owned subsidiary Omni Research Corporation authorized and existing pursuant to the laws of Belize.

AND WHEREAS MARC SANTOS of #302 - 3602 Gilmore Way, Burnaby British Columbia, Canada V5G 4W9 and DAVID HOLMES of #305 - 8828 Hudson Street, Vancouver, British Columbia, Canada, V6B 3EA (collectively, the “PRINCIPALS”);

AND WHEREAS the Corporation is the developer and owner of the following products and proprietary technologies and operates the Business under the following trade names and divisions:

·	Blast IPTV, high definition streaming video IPTV

·	Meshzone Free Hot Spots, local advertising supported wireless mesh networks

·	Mobile 2 Global Cellular/VOIP Communication Products

·	CMS Wireless Network Routers and other telecommunication equipment

·	CMS ISP and Website Hosting

·	CMS Website and Multi-Media Development

AND WHEREAS the Corporation has the following products and proprietary technologies

1

under development:

· CMS Fiber Optic Router

· SSID Wireless Security Protocol and Certification

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Corporation and the Creditor hereby agree as follows:

1.	TRANSFER OF CORPORATION ASSETS IN SETTLEMENT OF DEBT

1.1 Transferred Assets. Subject to the terms and conditions of this Settlement Agreement and in reliance upon the representations, warranties, covenants and agreements of the Corporation contained herein, the Corporation shall convey, transfer, assign and deliver to Creditor’s wholly owned subsidiary Omni Research Corporation (the “Subsidiary”), and the Creditor’s wholly owned Subsidiary shall acquire from the Corporation, free and clear of all Liens and encumbrances, all of the Corporation’s right, title and interest in and to all of the following assets which the Corporation owns or in which the Corporation has any right, title or interest, which are detailed below (collectively, the “Transferred Assets”):

(a) All of the Corporation's intellectual property (the "Corporation Intellectual Property") including the following:

(i) All right, title and interest in the unregistered trademarks including all goodwill associated therewith;

(ii) All trade secrets of the Corporation owned or used in connection with conduct of the Business, including, but not limited to, disks, designs, files, drawings, data and related documentation, and all similar property of any nature, tangible or intangible, owned or used in connection with the Corporation Intellectual Property and Business and all, copyrights, designs, inventions, patents, licenses, franchises and secret methodologies connected with the Corporation’s business and owned by the Corporation;

(iii) All mask works and all applications, registrations, and renewals in connection therewith, and all confidential business information (including ideas, research and development, know-how, formulas, techniques, technical data, designs, drawings, specifications, customer, supplier and vendor lists, pricing and cost information, and business and marketing plans and proposals and all computer software (including data and related documentation) developed or owned by the Corporation, all computer and telecommunications equipment, appliances and systems which are owned by Corporation; and,

(iv) all claims (including claims for past infringement or misappropriation of Corporation Intellectual Property) and causes of action of the Corporation has against other persons (regardless of whether or not such claims and causes of action have been asserted by the Corporation) arising in connection with the conduct of the Business, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Corporation (regardless of whether such rights are currently exercisable) which have arisen in connection with the conduct of the Business;

(v) The invention and technology described as the METHOD FOR REGISTRATION MANAGEMENT SYSTEM FOR A SERVER SOLUTION IDENTIFICATION SYSTEM CAPABLE OF CONFIRMING THE INDENTITY OF WIRELESS NETWORKS AND WIRELESS DEVICES (“SSIDs”)for which a provisional patent application was filed with the United States Trademark and Patent Office and for which a global provisional patent application has been filed pursuant to the provisions of Patent Co-operation Treaty in the Global Patent Office including all research, developments, software, engineering and design drawings, studies and reports and all information whether oral or written of the Corporation and Inventors free and clear of all liens, charges and encumbrances.

(vi) The Corporation’s proprietary compression and encryption methodologies including all soft ware codes¸ source materials, system design specifications and logic diagrams.

(vii) The Corporation’s proprietary mesh network methodology including all electro-mechanical and electrical devices designed and used to perform the transmission of data including all soft ware codes¸ source materials, system design specifications and logic diagrams necessary for the operation of a mesh network. The Creditor hereby acknowledges that the invention and technology is being transferred without warranty or representation of any kind from the Corporation and Inventors including without limitation that a patent will issue for such Invention in the Canadian or United States Patent and Trademark Office or in any other country or jurisdiction or that such Invention has any commercial viability or fitness for any particular purpose.

(viii) The aforesaid technology transferred includes each proprietary product or service developed, manufactured, marketed, or sold in or as a part of the Business at any time since inception and any product or service currently under development by the Corporation in connection with the conduct of the Business.

(b) All rights to sue for or asserted claims against and remedies against past, present or future infringements of any or all of the Corporation Intellectual Property owned or used in connection with the conduct of the Business and rights of priority and protection of interests therein and to retain any and all amounts therefrom;

(c) All other assets of the Corporation owned or used in connection with the conduct of the Business, including, but not limited to:

(i) all inventories and work-in-progress of the Corporation; all equipment, materials, prototypes, tools, supplies, furniture, fixtures, improvements and other tangible assets of the Corporation owned or used in connection with the conduct of the Business including, all advertising and promotional materials possessed by the Corporation relating to the Business; all rights of the Corporation under any Contracts including the lease Agreement for the business premises entered into between the Corporation and Omnimar Enterprises Inc. having a term commencing December 1st, 2007 and ending on November 30th 2009. the domain names reserved or in use by the Corporation: all governmental or regulatory authorizations held by the Corporation in connection with the conduct of the Business;

(ii) all books, records, files (including all electronic files and back-up copies thereof), customer lists and data of the Corporation relating to the Business; and source code repository and source materials including source codes, and system design specifications and logic diagrams and all relevant documentation relating to the software;

(d) All goodwill incident to the items listed in Sections 1.1(a), 1.1(b) and 1.1(c) above; together with the exclusive right of the Creditor to represent itself as carrying on the business in continuation of and in succession to the Corporation and the right of the Creditor, on the date of the execution of this Agreement, to use the name Cyber Mesh or to use any trade names or any variations thereof indicating that the Business of the Corporation is so carried on or to be carried on by the Creditor. The Corporation agrees to forthwith, to change its corporate name from Cyber Mesh Systems Inc., to a numbered Corporation and filing the Change of Name with the British Columbia Registrar of Companies;

(e) all cash on hand or in banks or other depositories and accounts receivable earned or accrued with respect to the conduct of the Business prior to the Closing Date;

(f) the full benefit of all unfulfilled orders, contracts, engagements or commitments to which the Corporation is entitled in connection with the Business including the full benefit of all forward commitments by the Corporation for materials or supplies, or services whether or not there are any contracts in respect thereto;

(g) all computer equipment, software and related license and service agreements of the Corporation, which are used in the conduct of the Business,

(h) All other assets used in or useful to the conduct of the Business.

2. CORPORATION WARRANTIES AND REPRESENTATIONS:

(i) The Corporation warrants and represents that it has all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Corporation Intellectual Property necessary to the conduct of the Business as currently conducted.

(ii) The Corporation warrants that the Corporation’s Intellectual Property, including all Corporation Registered Intellectual Property listed herein, is owned exclusively by the Corporation (excluding Intellectual Property licensed to the Corporation under any License) and is free and clear of any Liens. Without limiting the generality of the foregoing, the Corporation owns exclusively all trademarks, service marks and trade names used by the Corporation in connection with the operation or conduct of the Business as currently conducted or as currently contemplated to be conducted; provided, however, that the Corporation may use trademarks, service marks and trade names of third parties which are licensed to the Corporation, or are in the public domain.

(iii) Without limiting the generality of the foregoing, the Corporation warrants and represents that it owns exclusively, and has good title to, each copyrighted work that is a Corporation product and each other work of authorship that the Corporation otherwise purports to own or is used by the Corporation in connection with the operation or conduct of the Business as currently conducted or provision of services by the Corporation with respect to the Business.

(iv) The Corporation and the Inventors warrant and represent that they have not transferred ownership of any Intellectual Property that is Corporation Intellectual Property, to any other Person, Firm or Company.

(v) The Corporation warrants and represents that the Intellectual Property constitutes all the Intellectual Property owned or used in and/or necessary to the conduct of the Business as it currently is conducted and as is currently contemplated to be conducted, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Corporation (including products, technology, or services currently under development).

(vi) The Corporation warrants and represents that each item of Corporation Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Corporation Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions where the Corporation has filed documents for such purpose, as the case may be, for the purposes of maintaining such Registered Intellectual Property. The Corporation is not required to pay within one hundred eighty (180) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Corporation Registered Intellectual Property, excepting payment for ongoing legal and filing fees required for the filing of International patents for the invention and Intellectual Property described as a METHOD FOR REGISTRATION MANAGEMENT SYSTEM FOR A SERVER SOLUTION IDENTIFICATION SYSTEM CAPABLE OF CONFIRMING THE INDENTITY OF WIRELESS NETWORKS AND WIRELESS DEVICES. In each case in which the Corporation has acquired ownership of any Corporation Intellectual Property rights owned or used in connection with the conduct of the Business from any person, firm or Corporation, the Corporation has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Corporation and, to the maximum extent provided for by and required to protect the Corporation’s ownership rights in and to such Intellectual Property in accordance with applicable Laws, the Corporation has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in any foreign jurisdiction where the Corporation has filed documents for such purpose, as the case may be. To the Corporation’s best knowledge and belief: (i) the Intellectual Property owned by the Corporation and used in connection with the conduct of the Business, is subsisting, in full force and effect, is valid and enforceable, and (in the case of Corporation Registered Intellectual Property) has not expired or been cancelled or abandoned; and (ii) all necessary prosecution, registration, maintenance and renewal fees have been made, and all documents, records and certificates, required for the purposes of maintaining such Corporation Registered Intellectual Property have been filed. Without limiting the foregoing, to the Corporation’s best knowledge and belief, no information, materials, facts, or circumstances exists, including any information or fact that would constitute prior art, that would render any of the Corporation Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Corporation Registered Intellectual Property. The Corporation has not misrepresented, or failed to disclose, and is not aware of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Corporation Registered Intellectual Property that would constitute fraud or a willful misrepresentation with respect to such application.

(vii) To the Corporation’s best knowledge or belief, no Corporation Intellectual Property owned by the Corporation, or any product, technology or service of the Business, or any other Corporation Intellectual Property, is subject to any Order, Action or Proceeding or “march in” rights that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Corporation Intellectual Property by the Corporation or that may affect the validity, use or enforceability of such Corporation Intellectual Property.

(viii) To the Corporation’s best knowledge or belief, no (i) product, technology, service or publication of the Business, (ii) material published or distributed by the Corporation in connection with the conduct of the Business, or (iii) conduct or statement of the Corporation with respect to the conduct of the Business constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

(viii) Neither this Agreement nor any transactions contemplated by this Agreement will result in the granting of any rights or licenses with respect to the Intellectual Property of the Corporation to any person, firm or Corporation pursuant to any Contract to which the Corporation is a party or by which any of the Assets and Properties owned or used in connection with the conduct of the Business are bound. Neither this Agreement nor any transaction contemplated by this Agreement will result in the loss of any ownership or License rights of Creditor in any of the Corporation Intellectual Property or require or obligate Creditor to grant to any third party any rights or licenses with respect to any Corporation Intellectual Property; or (ii) to pay any royalties or other amounts. Neither this Agreement nor any transaction contemplated by this

Agreement will give to any third party the right to terminate, in whole or in part, any Contracts or Licenses to which the Corporation is a party with respect to any Intellectual Property owned or used in connection with the conduct of the Business.

(ix) The Corporation has not entered into any contract in the conduct of the Business pursuant to which the Corporation has deposited with an escrow agent or any other Person, any of its RTL code or computer software and code, in a form other than object code form, including related programmer comments and annotations, which may be printed out or displayed in readily human readable form (“Source Code”). The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a release of any Source Code owned by the Corporation applicable to the conduct of the Business or the grant of incremental rights to a Person with regard to such Source Code. The Corporation has not taken any action that will, or would reasonably be expected to, result in the disclosure or delivery of any Source Code applicable to the conduct of the Business owned by the Corporation under any Contract. To the Corporation’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Corporation, or any Person acting on the Corporation’s behalf to any Person of any Source Code applicable to the conduct of the Business owned by the Corporation under any Contract, and no such Source Code has been disclosed, delivered or licensed to a third party.

3. REPRESENTATIONS AND WARRANTIES OF THE PRINCIPALS.

Each of Marc Santos and David Holmes jointly and severally represent and warrant that as founders, principals, and the persons who have invented and developed the Intellectual Property of the Corporation, which are the only substantial assets of value of the Corporation, and that the Creditor and the Corporation are entitled to the covenants and agreements of Marc Santos, David Holmes without which the Creditor and Corporation would not have entered into this Agreement.

The Principals acknowledge that all of the Intellectual Property transferred herein is the sole and absolute property of the Corporation and that they agree to execute all applicable deeds, assignments and transfer documents when required by the Creditor to reflect the Corporation’s sole ownership of such Intellectual Property .

4. RELEASE OF CORPORATION.

Upon transfer of the transferred assets into the name of the Creditor’s subsidiary, the Indebtedness and any accrued interest, fees or penalties will be deemed to have been repaid in full by the Corporation and the Creditor does hereby fully and forever remise, release and discharge, and by these presents, does for its agents, servants, past, present or future officers, shareholders, directors, employees, attorneys, representatives, parents, subsidiaries, subdivision, affiliated or related entities, affiliates, executors, administrators, predecessors, successors and assigns, remise, release and discharge the Corporation and any of its agents, servants, past, present or future officers, shareholders, directors, employees, attorneys, representatives, parents, subsidiaries, subdivision, affiliated or related entities, affiliates, executors, administrators, predecessors, successors and assigns, from any and all actions, causes of action, suits, debts, dues, sums of money, interest, penalties, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever in law or in equity, under federal or state constitutions, statutes, laws, ordinances or regulations, or under common law, whether known or unknown, foreseen or unforeseen, which the Creditor ever had, has or could have against the Corporation in connection with the subject matter relating to the aforementioned debt, but does not release the Corporation from claims arising from a breach of this Agreement.

5. EFFECTIVE TIME OF RELEASES. The releases described above shall become effective immediately upon the transfer of the assets by the Corporation to the Creditor’s wholly owned Subsidiary.

6. CORPORATE AUTHORIZATION. The Corporation will take all corporate action, necessary to execute, deliver and perform this Agreement.

7. NO CONFLICT. The execution, delivery and performance of this Agreement and of the related documents by the Corporation will not violate any provision of the Corporation's Notice of Articles or Articles; or violate any law or rule or regulation of any administrative agency or governmental body; or any order, writ, injunction or decree of any court, arbiter, administrative agency or governmental authority having jurisdiction over the Corporation; or violate any indenture, mortgage, contract, will, agreement or other undertaking to which the Corporation is a party or is subject, or result in the creation or imposition of any lien or encumbrance on any of the properties of the Corporation under any of the foregoing.

8. NOTICES. Any notice or other communication required or permitted hereunder shall be deemed given if in writing and delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by overnight air courier or facsimile transmission or, if mailed, two days after the date of deposit in the Canada mails, as follows: Creditor: Suite 610 1112 West Pender, Vancouver, British Columbia V6E 2S1 Corporation: 302 – 3602 Gilmore Way, Burnaby, British Columbia V5G 4W9

9. LAW GOVERNING AGREEMENT. This Agreement is made and entered into and is to be at least partially performed in Vancouver, British Columbia. It shall be interpreted, construed and enforced and its construction and performance shall be governed by the laws of the Province of British Columbia applicable to Agreements made and to be performed entirely within such Province without regard to principles of conflicts of laws, except to the extent that Canadian Federal and U.S. Federal law may apply.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first set forth hereinabove, as evidenced by their respective signatures below.

CYBER MESH SYSTEMS INC. By: /s/ David Holmes ________________________________________

CYBERMESH INTERNATIONAL CORP. By: /s/ Dudley Delapenha ________________________________________

     /s/ David Holmes
________________________________________
David Holmes

     /s/ Marc Santos
________________________________________
Marc Santos